Exhibit 10.23

Binding Term Sheet

for the Acquisition of ACEA Therapeutics, Inc. by

Sorrento Therapeutics, Inc.

October 14, 2020

This Term Sheet (“Term Sheet”) sets forth certain non-binding understandings and certain binding agreements regarding the proposed acquisition of ACEA Therapeutics, Inc. (“ACEA”) by Sorrento Therapeutics, Inc. (“Sorrento”).  Collectively ACEA and Sorrento are “Parties”.

As promptly as practicable following the acceptance, execution and delivery of this Term Sheet by Sorrento, the Parties would expect to commence negotiations to enter into a definitive agreement regarding the Transaction (as defined below) (the “Definitive Agreement”).

Upon execution by Sorrento of this Term Sheet, the Sections numbered 1 and 4 through 6 of this Term Sheet (collectively, the “Nonbinding Provisions”) reflect the Parties’ mutual understanding of the matters described in such sections.  Each Party acknowledges that the Nonbinding Provisions are not intended to, and do not, create or constitute any legally binding obligation between Sorrento and ACEA.  The Parties do not intend to be bound by any agreement, and neither Sorrento nor ACEA shall have any liability to the other Party with respect to the Nonbinding Provisions, until the Definitive Agreement is executed and delivered by and between all Parties.  Upon execution by Sorrento of this Term Sheet, the Sections numbered 2, 3 and 7 through 15 of this Term Sheet (collectively, the “Binding Provisions”) will constitute the legally binding and enforceable agreements of Sorrento and ACEA in recognition of the significant costs to be borne by each in pursuing the Transaction and further in consideration of their mutual undertakings as to the matters described herein.

Section
1. Acquisition

Sorrento would acquire 100% of the outstanding equity securities of ACEA by means of a reverse triangular merger in which a newly-formed subsidiary of Sorrento would be merged with and into ACEA (the “Transaction”). As a result of the Transaction, ACEA would become a wholly owned subsidiary of Sorrento.

The Parties recognize the structure of the Transaction is subject to continuing review and analysis and that it may be necessary or appropriate to change the structure as a result of tax, accounting or other considerations, as may be mutually agreed.

Section
2. Merger Consideration

The consideration payable by Sorrento shall be comprised of a $38 million upfront payment upon completion of the Transaction, License Agreement Payments (as defined below), Royalty Payments (as defined below) and $265 million in additional milestone-based contingent value rights.

Sorrento shall acquire all outstanding equity interests of ACEA on a fully-diluted basis.

For the purposes of this Term Sheet, fully-diluted basis means all outstanding shares of common and preferred stock of ACEA and assuming the exercise of all options, warrants and rights to exercise or convert outstanding securities of ACEA, if any, at the effective time of the proposed merger (whether or  not then exercisable or vested).  All such shares, options, warrants, and other rights shall be canceled and converted into the right to receive a portion of the merger consideration, less the exercise price thereof (if applicable).

Except as otherwise provided herein, Sorrento may, in its sole and absolute discretion, elect to make any payments referenced herein, including the Upfront Payments (as defined below) and settlement of any of the CVRs (as defined below), in either cash or shares of Sorrento common stock or a combination of cash and shares of Sorrento common stock, based on an exchange ratio to be agreed by the Parties.

If Sorrento elects to satisfy any such payments, including the Upfront Payments and settlement of any of the CVRs, in shares of Sorrento common stock, then following any such issuance, Sorrento shall file a resale registration statement with the Securities and Exchange Commission to register for resale such shares of Sorrento common stock.  In the event Sorrento satisfies all or a portion of the foregoing consideration payments through the delivery to ACEA’s equityholders of shares of Sorrento common stock (the “Consideration Shares”), the price per share of the Consideration Shares (the “Consideration Per-Share Price”) used for calculating the number of the Consideration Shares to be issued to ACEA’s equityholders shall be the volume weighted average price of the shares of common stock of Sorrento traded on The NASDAQ Stock Market LLC for ten (10) trading days ending on the date that is three (3) trading days prior to the applicable date of issuance. If the Consideration Per-Share Price is greater than the closing price per share of Sorrento common stock, as reported on The Nasdaq Stock Market LLC on the date that is six (6) months after the date of issuance of Consideration Shares (the “Consideration Payment 6-Month Price”), as applicable, Sorrento shall reimburse ACEA’s equityholders for the difference in value through (a) the payment of cash, (b) the delivery of additional shares of Sorrento common stock valued at the Consideration Payment 6-Month Price or (c) a combination of the foregoing.

Upfront Payment

Sorrento shall make the following payments within ten (10) days of closing the Transaction (collectively, the “Upfront Payments”):

(1)$36 million, in respect of existing shareholder loans to be paid directly to the bridge lenders, which shall be paid in shares of Sorrento common stock; and

(2)the remainder of the consideration shall be payable to ACEA’s  equityholders.

Section

Contingent Value Rights

The ACEA equityholders will also receive contingent value rights (“CVRs”) representing the right to receive the License Agreement Payments, Royalty Payments and Milestone Payments (each as defined below).

Sorrento will pay equityholders of ACEA all amounts that would be due to ACEA under the License Agreement, dated July 13, 2020, between Sorrento and ACEA (the (“License Agreement Payments”) as if the payment obligations of Sorrento thereunder will continue in full force and effect until the expiration of such License Agreement even after the closing of the Transaction.  The License Agreement would be terminated at the closing of the merger and the License Agreement Payments will instead be set forth in the Definitive Agreement.

In addition to the License Agreement Payments, Sorrento shall make the following the royalty payments on the Net Sales of the Royalty-Bearing Products (as defined below) and milestone payments to the equityholders of ACEA with respect to the following ACEA assets: Abivertinib (China), AC0058 (worldwide) and AC0939 (worldwide):

Royalty Payments: During the Royalty Term (to be defined in the Definitive Agreement in a manner consistent in all material respects with such term as defined in the License Agreement) Sorrento will, on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, pay equityholders of ACEA 5% of the annual Net Sales (to be defined in the Definitive Agreement in a manner consistent in all material respects with such term as defined in the License Agreement) of all products of Sorrento incorporating Abivertinib (China), AC0058 (worldwide) and AC0939 (worldwide) (such products, collectively, the “Royalty Bearing Products” and such payments, the “Royalty Payments”).  The Definitive Agreement will include ordinary and customary royalty step down and royalty stacking provisions consistent in all material respects with those set forth in the License Agreement.

Milestone Payments: In addition to the foregoing License Agreement Payments, Sorrento shall make the following milestone payments (collectively, the “Milestone Payments”) to the equityholders of ACEA within ten (10) days of the achievement of the designated milestone events with respect to the following ACEA assets:

(1)   $25 million, upon the first regulatory approval (including accelerated regulatory approval) based on the Phase 2 clinical study data of Abivertinib (described below) in China for the treatment of non-small cell lung cancer (NSCLC) within two (2) years from the closing of the Transaction;

(2)   In addition to the milestone payment in (1), $50 million, upon the first regulatory approval of Abivertinib for any indication in China;

(3)   $50 million, upon the first regulatory approval of AC0058 (described below) for any indication in any one of the following territories: US, Europe, Japan  and China;

(4)   $40 million, upon the first regulatory approval of AC0939 (described below) for any indication in any one of the following territories: US, Europe, Japan, and China;

(5)   $10 million, upon aggregate Net Sales in a given calendar year of all Royalty-Bearing Products being equal to or greater than $200 million;

(6)   $30 million, upon aggregate Net Sales in a given calendar year of all Royalty-Bearing Products being equal to or greater than $500 million; and

(7)   $60 million, upon aggregate Net Sales in a given calendar year of all Royalty-Bearing Products being greater than $1 billion.

The Merger Consideration and the Transaction (including the plan of merger required pursuant to Cayman Islands law) is subject to the approval of the requisite number of ACEA shareholders as may be required by law or ACEA’s charter documents, which approval shall be obtained prior to the signing of the Definitive Agreement.

3. Existing Bank Loan and Accounts Payable	Sorrento will be responsible for existing bank loans (China, 11 million USD and US PPP loans 560K USD), Accounts Payable (5 million USD), and the Agilent loan (27 million USD).
4. Principal ACEA Assets

•   Abivertinib (AC0010): A selective TKI for EGFR and BTK (Phase III) for Lung cancer and CLL

•   AC0058: Second generation BTK inhibitor (Phase Ib/IIa) for autoimmune diseases

•   AC0939: Second generation TKI for AML, and solid tumor (IND Enabling)

•   cGMP Manufacturing Facility in China

•   Small molecule drug discovery platform including 1 million small molecule compound library, drug screening platform and drug discovery platform and CMC development platform

•   Intellectual property (IP) portfolio, including but not limited to patents, trademarks, trade secrets and know-how.

Section
5. Additional Provisions

The Definitive Agreement will contain, among others, the following provisions, as are customary and appropriate for a transaction of this nature:

•   certain adjustments to the merger consideration for net working capital, cash, indebtedness and transaction expenses;

•   representations and warranties of the Parties;

•   pre-closing and post-closing covenants of the Parties;

•   no-shop; and

•   customary indemnification of Sorrento by the ACEA equityholders as well as an escrow that shall serve as security for the obligations of the ACEA equityholders, subject to certain limitations, such as deductibles and caps to be determined during due diligence.

6. Certain Conditions to Closing

The closing of the transaction shall be subject to the satisfaction of conditions customary for a transaction of this nature, including, among other conditions:

•   receipt by the Parties of any necessary third party consents, including any governmental consents or clearances;

•   accuracy of representations and warranties and compliance with covenants;

•   receipt of all necessary lender approvals;

•   absence of any material adverse change to the operations of ACEA; and

•   other conditions that, in the reasonable judgment of both Parties, are appropriate for a transaction of this kind.

7. Noncompetition Agreements

Prior to the signing of the Definitive Agreement, certain employees of ACEA, to be specified by Sorrento prior to the signing of a Definitive Agreement, shall enter into non-competition agreements to be effective as of the effective time of the merger.

ACEA’s Chief Executive Officer’s future arrangement and compensation with Sorrento will be transparent to ACEA’s Board of Directors and stockholders.

8. Confidentiality; Publicity

Each Party recognizes that this Term Sheet is confidential and that disclosure of the provisions contained herein would cause irreparable harm to the other Party. Accordingly, each Party agrees that the terms, conditions and contents of this Term Sheet will be kept confidential and will not be published or disclosed, other than to a Party’s advisors and consultants who have a need to know and who are subject to obligations of confidentiality, or as may be required by applicable law, rule or regulation.

The Parties have entered into a Mutual Confidentiality Disclosure Agreement dated February 24, 2020.  Each Party acknowledges and agrees that such agreement shall remain in full force and effect following execution of this Term Sheet and hereby ratifies and confirms their obligations thereunder.

Neither party will make any public disclosure related to this Term Sheet without the prior written consent of the other party, except that Sorrento shall be permitted (without the prior written consent of ACEA), to make such public disclosure, announcements and filings as may be required by applicable law or by applicable rules of any stock exchange on which Sorrento lists or trades securities.

Section
9. Costs

Each of Sorrento and ACEA will pay its own direct costs and expenses, including the fees of attorneys, accountants, investment bankers and other advisors, incurred at any time in connection with the Transaction; provided, however, that any fees and expenses incurred by the Parties in submitting any regulatory filings shall be borne one-half by Sorrento and one-half by ACEA.

10. Exclusivity

For the period commencing on the date on which both Parties have executed this Term Sheet (the “Effective Date”) and ending at 5:00 p.m. San Diego, California local time on the date that is 90 days from the Effective Date (the “Exclusivity Period”), ACEA (including its directors, officers, managers, employees and professional advisors) will negotiate exclusively and in good faith with Sorrento with respect to entering into the Definitive Agreement and the other matters contemplated by this Term Sheet.  During the Exclusivity Period, ACEA (including its directors, officers, managers, employees and professional advisors) will not, directly or indirectly, solicit, initiate, seek, entertain, knowingly encourage, knowingly facilitate or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any person or entity other than Sorrento and its representatives with respect to any sale or other disposition of any equity securities of ACEA, or any merger, consolidation, business combination or similar transaction, any sale, license, lease or other disposition of all or substantially all of the assets of ACEA (a “Competing Proposal”), or enter into any agreement with any such other person or entity concerning such a transaction.  ACEA further covenants and agrees to terminate any such discussions or negotiations in respect of a Competing Proposal in progress as of the Effective Date.  If ACEA (including any of its directors, officers, managers, employees or professional advisors) receives an offer or expression of interest to make an offer for a Competing Proposal from a third party, ACEA will promptly (but in any event within 24 hours) notify Sorrento in writing of the terms and conditions of such offer and the identity of the person or entity making such offer.

11. Termination

This Term Sheet, including the Binding Provisions, (i) will terminate, without further action by either Sorrento or ACEA, at 5:00 p.m. San Diego, California local time on the last day of the Exclusivity Period, if the Definitive Agreement has not been executed by that date, and (ii) may be terminated by Sorrento upon written notice delivered to ACEA if Sorrento determines that it does not desire in its sole discretion to proceed with the Transaction.  Upon termination, the Parties shall have no further obligations hereunder, except that the provisions of Sections 8, 9 and 14 shall survive any such termination.

12. Amendment

Any waiver, amendment, modification or supplement of or to any term or condition of the Binding Provisions shall be effective only if in writing and signed by Sorrento and ACEA, and the Parties hereby waive the right to amend the provisions of this Section 12 orally.

13. Non-Assignment	This Term Sheet is not, and the Definitive Agreement will not be, assignable by Sorrento or ACEA without the prior written consent of the other Party.

Section
14. Choice of Law; Venue

The Binding Provisions will be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Term Sheet may be brought against any Party in the federal and state courts of the State of Delaware and each Party consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

15. Counterparts

This Term Sheet may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same document.

Note: Solely with respect to the Milestone Payments, Sorrento will pay ACEA’s equityholders all such payments due, even if completed clinical trials are not conducted because of the purchased assets receiving a Fast Track or Breakthrough Therapy designation, and/or receiving Accelerated Approval by the U.S. Food and Drug Administration or the equivalent  governing body in the applicable jurisdiction.

[Signature Page Follows]

Agreed and Accepted:

ACEA THERAPEUTICS, Inc.

By:	/s/ Xiao Xu

Name:	Xiao Xu

Title:	President

Date:	October 14, 2020

SORRENTO THERAPEUTICS, Inc.

By:	/s/ Henry Ji, Ph.D.

Name:	Henry Ji, Ph.D.

Title:	President & CEO

Date:	October 14, 2020